Exhibit 99.1

Contact: Brett Perryman ir@omam.com (617) 369-7300
OMAM Reports Financial and Operating Results for the First Quarter Ended March 31, 2017

•	U.S. GAAP EPS of $0.19 per share, down (26.9)% from the comparative quarter in 2016

•	U.S. GAAP earnings of $21.4 million, down (30.5)% from the comparative quarter in 2016

•	Economic net income EPS of $0.34 per share, an increase of 25.9% from the comparative quarter in 2016

•	ENI of $38.9 million, an increase of 21.6% from the comparative quarter in 2016

•	AUM of $249.7 billion at March 31, 2017, an increase of 3.9% from December 31, 2016 and 14.5% from March 31, 2016

•	Net client cash flows (“NCCF”) for the quarter of $(2.5) billion yielding an annualized revenue impact of $0.8 million

•	Increase in quarterly dividend to $0.09 per share (up 12.5%)

London - May 4, 2017 - OM Asset Management plc (NYSE: OMAM) reports its results for the first quarter ended March 31, 2017.
“OMAM delivered strong operating performance and financial results during the first quarter,” said Peter L. Bain, OMAM’s President and Chief Executive Officer. “Assets under management grew 4% from year-end, driven by solid investment performance in a rising market environment, particularly in areas such as emerging markets, ACWI ex-US and domestic equities. We also produced positive revenue flows of $0.8 million resulting from continued demand for higher fee non-US, emerging markets and alternative products, notwithstanding overall AUM outflows of $(2.5) billion. Our ENI operating margin improved by 269 bps to 36% compared to Q1’16, as ENI revenue growth of 30% outpaced ENI operating expense growth of 18%, including the impact of Landmark. ENI per share of $0.34 was up 26% year-over-year, reflecting our operational strength, contributions from the Landmark acquisition, and the benefits of our share repurchase in Q4’16. We are pleased with Landmark’s contribution to both flows and profit.
“Our results reflect the consistent execution of our growth strategy and the increasing benefits generated by its components. Many of the higher-fee, in-demand investment strategies generating inflows were the result of collaborative organic growth initiatives between OMAM and our Affiliates, and certain of these products are now generating interest in markets around the world. The Global Distribution pipeline is strong, with search activity across a range of Affiliate products. We also continue to cultivate relationships with entrepreneurial boutique asset management firms seeking a partnership that enables them to enhance and accelerate their long-term growth and stability.”
Mr. Bain concluded, “In addition, Old Mutual plc took a significant step in its managed separation process during the first quarter by entering into an agreement to sell 24.95% of OMAM’s shares to HNA Capital US.”

Table 1: Key Performance Metrics (unaudited)
($ in millions, unless otherwise noted)	Three Months Ended March 31,
			Increase (Decrease)
U.S. GAAP Basis	2017	2016	$	%
Revenue	$196.2	$149.6	$46.6	31.1%
Pre-tax income from cont. ops. attributable to controlling interests	27.1	44.0	(16.9)	(38.4)%
Net income attributable to controlling interests (Table 5)	21.4	30.8	(9.4)	(30.5)%
U.S. GAAP operating margin	12%	27%		(1543) bps
Diluted shares outstanding (in millions)	114.4	120.0
Diluted earnings per share, $	$0.19	$0.26	$(0.07)	(26.9)%

Economic Net Income Basis (Non-GAAP measure used by management)
ENI revenue	$198.8	$152.9	$45.9	30.0%
Pre-tax economic net income	52.4	42.9	9.5	22.1%
Economic net income	38.9	32.0	6.9	21.6%
ENI diluted EPS	$0.34	$0.27	$0.07	25.9%
Adjusted EBITDA	59.9	45.3	14.6	32.2%
ENI operating margin	36%	34%		269 bps

Other Operational Information
Assets under management at period end ($ in billions)	$249.7	$218.0	$31.7	14.5%
Net client cash flows ($ in billions)	(2.5)	2.4	(4.9)	n/m
Annualized revenue impact of net flows ($ in millions)	0.8	7.3	(6.5)	(89.0)%
Please see “Definitions and Additional Notes.” Please see Table 7 for a reconciliation of U.S. GAAP net income to economic net income.

Assets Under Management and Flows

At March 31, 2017, OMAM’s total assets under management (“AUM”) were $249.7 billion, up $9.3 billion, or 3.9%, compared to $240.4 billion at December 31, 2016, and up $31.7 billion, or 14.5%, compared to $218.0 billion at March 31, 2016. The increase in AUM during the three months ended March 31, 2017 reflects net market appreciation of $11.8 billion, offset by net outflows of $(2.5) billion.

For the three months ended March 31, 2017, OMAM’s net flows were $(2.5) billion compared to $1.5 billion for the three months ended December 31, 2016 and $2.4 billion for the three months ended March 31, 2016.  Hard asset disposals of $(0.1) billion, $(0.6) billion, and $(1.3) billion are reflected in the net flows for the three months ended March 31, 2017, December 31, 2016 and March 31, 2016, respectively. Inflows in the three months ended March 31, 2017 of $8.2 billion (compared to $9.9 billion in the fourth quarter of 2016 and $9.4 billion in the first quarter of 2016) include gross inflows of $5.9 billion in global/non-US equity and alternatives. Gross outflows and hard asset disposals of $(10.7) billion (compared to $(8.4) billion in the fourth quarter of 2016 and $(7.0) billion in the first quarter of 2016) reflect increased outflows in US equity, global/non-US equity and fixed income asset classes. For the three months ended March 31, 2017, the annualized revenue impact of the net flows was a positive $0.8 million, which compares to $14.6 million for the three months ended December 31, 2016 and $7.3 million for the three months ended March 31, 2016 (see “Definitions and Additional Notes”). Gross inflows of $8.2 billion yielded approximately 43 bps, while gross outflows and hard asset disposals of $(10.7) billion in the same period yielded approximately 32 bps.  The strong inflows in alternatives have increased the positive spread between inflows and outflows.

Table 2: Assets Under Management Rollforward Summary

($ in billions, unless otherwise noted)	Three Months Ended
	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Beginning AUM	$240.4	$234.2	$218.8	$218.0	$212.4
Gross inflows	8.2	9.9	6.5	4.1	9.4
Gross outflows	(10.6)	(7.8)	(8.1)	(6.0)	(5.7)
Net flows before hard asset disposals	(2.4)	2.1	(1.6)	(1.9)	3.7
Hard asset disposals	(0.1)	(0.6)	(1.0)	(1.0)	(1.3)
Net flows	(2.5)	1.5	(2.6)	(2.9)	2.4
Market appreciation	11.8	4.7	9.2	3.7	3.1
Acquisition of Affiliates	—	—	8.8	—	—
Other*	—	—	—	—	0.1
Ending AUM	$249.7	$240.4	$234.2	$218.8	$218.0

Basis points: inflows	42.6	44.3	41.5	46.4	37.7
Basis points: outflows	31.9	34.8	37.9	32.1	40.0
Annualized revenue impact of net flows ($ in millions)	$0.8	$14.6	$(7.5)	$(3.4)	$7.3
Derived average weighted NCCF ($ in billions)	0.2	4.0	(2.1)	(1.0)	2.1
* “Other” in 2016 reflects the standardization of AUM definitions across Affiliates and mandates and the revaluation of certain hard assets. These changes align the definition of AUM with management fees charged to clients.

Please see “Definitions and Additional Notes”

Balance Sheet and Capital Management

Condensed Consolidated Balance Sheets as of March 31, 2017 and December 31, 2016 are provided in Table 3 below. No debt is currently outstanding on the Company’s $350 million credit facility. At March 31, 2017, the Company had third party borrowings of $392.4 million (net of discount and fees on $400.0 million face value of debt) and shareholders’ equity (attributable to controlling interests) of $180.6 million. The Company’s ratio of third party borrowings to trailing twelve months Adjusted EBITDA was 1.76x, within the Company’s target debt to trailing twelve months Adjusted EBITDA ratio of 1.75-2.25x. Of the Company’s cash and cash equivalents of $117.7 million at March 31, 2017, $52.7 million was held at Affiliates and $65.0 million was available at the Company. The Company expects to fund its obligations under the Deferred Tax Asset Deed and the Seed Capital Agreement (see below) predominantly with internally generated cash on hand.

In March 2017, the Company announced that the Parent agreed, subject to certain closing conditions, to sell a 24.95% ownership interest in the Company to HNA Capital US in a two-step transaction for gross cash consideration of approximately $446 million. Following the transaction, the Parent’s ownership of our ordinary shares will reduce from 50.8% to 25.9%. The Company has the financial capacity to purchase additional shares from the Parent in 2017, if such purchase is deemed to be an accretive and value-enhancing transaction.

In September 2016, the Company purchased approximately $39.6 million of seed investments from the Parent under the terms of the Seed Capital Agreement, as amended. The Company intends to purchase all remaining seed capital investments covered by the Seed Capital Agreement on or around June 30, 2017 (estimated at approximately $65 million). Additional information on the amended Seed Capital Agreement can be found in the Company’s Current Report on Form 8-K, filed on June 14, 2016.

During 2014, the Company entered into a Deferred Tax Asset Deed with the Parent, which was amended in June 2016. Under the terms of the Deferred Tax Asset Deed, as amended, the Company agreed to make a payment of the net present value of the future payments due to the Parent valued as of December 31, 2016. This payment equals $142.6 million and will be made over three installments on each of June 30, 2017, December 31, 2017 and June 30, 2018. Shareholders' equity at December 31, 2016 reflects an increase of approximately $20 million related to the prepayment of the Deferred Tax Asset Deed. The continuation of certain protections provided by the Parent related to the realized tax benefit resulting from the Company’s use of deferred tax assets shall remain unaffected. Additional information on the amended Deferred Tax Asset Deed can be found in the Company’s Current Report on Form 8-K, filed on June 14, 2016.

Table 3: Condensed Consolidated Balance Sheets

($ in millions)	March 31, 2017		December 31, 2016
Assets
Cash and cash equivalents	$117.7		$101.9
Investment advisory fees receivable	164.5		163.7
Investments	192.0		233.3
Other assets	758.2		759.1
Assets of consolidated Funds	44.2		36.3
Total assets	$1,276.6		$1,294.3

Liabilities and equity
Accounts payable and accrued expenses	$100.3		$178.1
Due to related parties	152.6		156.3
Third party borrowings	392.4		392.3
Other liabilities	433.8		391.3
Liabilities of consolidated Funds	5.8		5.8
Total liabilities	1,084.9		1,123.8

Shareholders’ equity	180.6		164.0
Non-controlling interests, including NCI of consolidated Funds	11.1		6.5
Total equity	191.7		170.5
Total liabilities and equity	$1,276.6		$1,294.3

Third party borrowings / trailing twelve months Adjusted EBITDA	1.76	x	1.88	x
Consolidated Funds represent certain seed investments purchased from Old Mutual plc.
Please see “Definitions and Additional Notes”

Investment Performance

Table 4 below presents a summary of the Company’s investment performance as of March 31, 2017, December 31, 2016 and March 31, 2016. Performance is shown on a revenue-weighted basis, an equal-weighted basis and an asset-weighted basis. Please see “Definitions and Additional Notes” for further information on the calculation of performance.

Table 4: Investment Performance

(% outperformance vs. benchmark)	Revenue-Weighted
	March 31, 2017	December 31, 2016	March 31, 2016
1-Year	46%	49%	46%
3-Year	59%	55%	68%
5-Year	75%	73%	77%

	Equal-Weighted
	March 31, 2017	December 31, 2016	March 31, 2016
1-Year	49%	53%	63%
3-Year	66%	65%	82%
5-Year	78%	76%	84%

	Asset-Weighted
	March 31, 2017	December 31, 2016	March 31, 2016
1-Year	37%	42%	53%
3-Year	49%	45%	66%
5-Year	63%	61%	65%
Please see “Definitions and Additional Notes”

As of March 31, 2017, assets representing 46%, 59% and 75% of revenue were outperforming benchmarks on a 1-, 3- and 5- year basis, respectively, compared to 49%, 55% and 73% at December 31, 2016; and 46%, 68% and 77% at March 31, 2016. While the aggregate 1-year performance statistics declined slightly from December 31, 2016, eight of our ten largest strategies on a revenue-weighted basis outperformed their benchmarks for the quarter, resulting in a decrease in the level of 1-year underperformance in these composites. At June 30, 2017, a number of these strategies should benefit from the roll-off of underperformance related to the second quarter of 2016. Market dynamics in the first quarter of 2017 were driven by political issues, in particular speculation surrounding the effect of President Trump’s agenda on specific sectors of the economy.  The financial and materials sectors have been beneficiaries of that speculation while debate over the US government’s health policy has weighed on the health care sector.

Financial Results: U.S. GAAP

Table 5 below presents the Company’s U.S. GAAP Statement of Operations.

For the three months ended March 31, 2017 and 2016, diluted earnings per share was $0.19 and $0.26, respectively, a decrease of (26.9)% and net income attributable to controlling interests was $21.4 million and $30.8 million, respectively, a decrease of $(9.4) million, or (30.5)%.  U.S. GAAP revenue increased $46.6 million, or 31.1%, from $149.6 million for the three months ended March 31, 2016, to $196.2 million for the three months ended March 31, 2017, due to higher management fees as a result of the Landmark acquisition, higher average assets at the existing Affiliates (primarily related to market appreciation) and improved yield on average assets (excluding equity-accounted Affiliates). Operating expenses increased $64.1 million, or 59.0%, from $108.6 million for the three months ended March 31, 2016, to $172.7 million for the three months ended March 31, 2017, primarily as a result of higher compensation and benefits (see Table 6) and other operating expenses added as a result of the Landmark acquisition. The increase in compensation and benefits is predominantly due to increases in variable compensation, the revaluation of Affiliate equity and profit interests, and amortization of acquisition-related consideration and pre-acquisition employee equity associated with the Landmark acquisition.

Table 5: U.S. GAAP Statement of Operations

($ in millions, unless otherwise noted)	Three Months Ended March 31,
			Increase (Decrease)
	2017	2016	$	%
Management fees	$195.7	$149.6	$46.1	30.8%
Performance fees	0.2	—	0.2	n/m
Other revenue	0.1	—	0.1	n/m
Consolidated Funds’ revenue	0.2	—	0.2	n/m
Total revenue	196.2	149.6	46.6	31.1%
Compensation and benefits (see Table 6)	142.8	84.6	58.2	68.8%
General and administrative	25.6	21.8	3.8	17.4%
Amortization of acquired intangibles	1.6	—	1.6	n/m
Depreciation and amortization	2.5	2.2	0.3	13.6%
Consolidated Funds’ expense	0.2	—	0.2	n/m
Total operating expenses	172.7	108.6	64.1	59.0%
Operating income	23.5	41.0	(17.5)	(42.7)%
Investment income	6.1	3.5	2.6	74.3%
Interest income	0.1	—	0.1	n/m
Interest expense	(5.9)	(0.5)	(5.4)	n/m
Net consolidated Funds’ investment gains	4.2	—	4.2	n/m
Income from continuing operations before taxes	28.0	44.0	(16.0)	(36.4)%
Income tax expense	5.6	13.4	(7.8)	(58.2)%
Income from continuing operations	22.4	30.6	(8.2)	(26.8)%
Gain (loss) on disposal of discontinued operations, net of tax	(0.1)	0.2	(0.3)	n/m
Net income	22.3	30.8	(8.5)	(27.6)%
Net income attributable to non-controlling interests	0.9	—	0.9	n/m
Net income attributable to controlling interests	$21.4	$30.8	$(9.4)	(30.5)%
Earnings per share, basic, $	$0.19	$0.26	$(0.07)	(26.9)%
Earnings per share, diluted, $	0.19	0.26	(0.07)	(26.9)%
Basic shares outstanding (in millions)	113.5	120.0
Diluted shares outstanding (in millions)	114.4	120.0

U.S. GAAP operating margin	12%	27%		(1543) bps
Pre-tax income from continuing operations attributable to controlling interests	$27.1	$44.0	$(16.9)	(38.4)%
Net income from continuing operations attributable to controlling interests	21.5	30.6	(9.1)	(29.7)%
Please see “Definitions and Additional Notes”

Table 6: Components of U.S. GAAP Compensation Expense

($ in millions)	Three Months Ended March 31,
			Increase (Decrease)
	2017	2016	$	%
Fixed compensation and benefits	$42.8	$35.4	$7.4	20.9%
Sales-based compensation	4.4	4.8	(0.4)	(8.3)%
Variable compensation	51.2	37.4	13.8	36.9%
Affiliate key employee distributions	14.9	8.3	6.6	79.5%
Non-cash key employee-owned equity revaluations	11.9	(1.3)	13.2	n/m
Acquisition-related consideration and pre-acquisition employee equity(1)	17.6	—	17.6	n/m
Total U.S. GAAP compensation expense	$142.8	$84.6	$58.2	68.8%
(1) Reflects amortization of contingent purchase price and equity owned by employees, both with a service requirement, associated with the Landmark acquisition.
Please see “Definitions and Additional Notes”

Financial Results: Non-GAAP Economic Net Income

For the three months ended March 31, 2017 and 2016, diluted economic net income per share was $0.34 and $0.27, respectively, up $0.07, or 25.9%, on economic net income of $38.9 million and $32.0 million, respectively, an increase of $6.9 million, or 21.6%.  Please see Table 7 for a reconciliation of U.S. GAAP net income attributable to controlling interests to economic net income. As was expected, the difference between U.S. GAAP and economic net income increased between the first quarter of 2016 and 2017. This change was primarily related to the accounting treatment of the Landmark transaction, as well as the level of non-cash key employee-owned equity revaluations, as the Affiliates grew their income and the corresponding value of employee equity. With respect to the Landmark transaction, the compensation line item “acquisition-related consideration and pre-acquisition employee equity” reflects the fact that both the contingent consideration, due at year-end 2018, and the 40% interest retained by the employees, have service requirements as a business matter and are therefore treated as compensation expense under U.S. GAAP. Under the definition of economic net income (see “Definitions and Additional Notes”), both of these expense items are excluded from ENI.

For the three months ended March 31, 2017 and 2016, ENI revenue (see Table 8) increased $45.9 million or 30.0%, from $152.9 million to $198.8 million, driven primarily by a 30.8% increase in management fees from $149.6 million to $195.7 million. Approximately half of this growth was related to the acquisition of Landmark, which increased both average assets under management and our weighted-average fee rate. Excluding equity-accounted Affiliates (see Table 12), average AUM increased 18.8% from the first quarter of 2016 to $212.4 billion, and the bps yield on these assets rose from 33.7 bps to 37.4 bps. Landmark contributed approximately 3 bps of this increase, with the remainder occurring as a result of a positive mix shift toward higher fee global/non-US and alternative products due to flow trends and market movements. Total ENI operating expenses (see Table 9) grew 17.7% to $75.3 million, from $64.0 million in the prior-year period. Excluding the impact of the Landmark transaction, operating expense growth at the existing Affiliates and the holding company was approximately 5%. Total operating expenses as a percentage of management fee revenue decreased to 38.5% for the three months ended March 31, 2017 from 42.8% in the prior year period, as management fee growth of 30.8% outpaced the 17.7% increase in operating expenses, partially reflecting efficiencies of scale following the Landmark transaction. Of the $11.3 million increase in operating expenses between the three months ended March 31, 2017 and 2016, $7.4 million was due to higher fixed compensation and benefits primarily as a result of the Landmark acquisition and annual cost of living increases. Total variable compensation increased 36.9% period-over-period from $37.4 million to $51.2 million and the ENI variable compensation ratio (variable compensation as a percentage of ENI earnings before variable compensation) decreased (61) bps to 41.5% from 42.1% in the prior year period. The sum of operating expense and variable compensation increased $25.1 million, or 24.8% period-over-period, while revenue increased 30.0% over this period, resulting in an increase in OMAM’s ENI operating margin to 36.4% from 33.7%. Affiliate key employee distributions increased 79.5% period-over-period, from $8.3 million to $14.9 million, primarily due to the investment in Landmark and higher ENI operating earnings. The ratio of Affiliate key employee distributions over ENI operating earnings was 20.6%, compared to 16.1% in the year-ago period, primarily due to the impact of Landmark’s employees retaining 40% of their firm. Net interest expense was $5.0 million for the three months ended March 31, 2017, compared to net interest expense of $0.3 million in the prior-year period, reflecting the July 2016 issuance of $400 million of senior notes. The effective tax rate of 25.8% for the quarter was virtually unchanged from the prior year quarter of 25.4%.

For the three months ended March 31, 2017, Adjusted EBITDA was $59.9 million, up 32.2% compared to $45.3 million for the same period of 2016. See Table 22 for a reconciliation of U.S. GAAP net income attributable to controlling interests to EBITDA, Adjusted EBITDA and ENI.

Table 7: Reconciliation of U.S. GAAP Net Income to Economic Net Income

($ in millions)		Three Months Ended March 31,
		2017	2016
U.S. GAAP net income attributable to controlling interests		$21.4	$30.8
Adjustments to reflect the economic earnings of the Company:
i.	Non-cash key employee-owned equity and profit interest revaluations	11.9	(1.3)
ii.	Amortization of acquired intangible assets, acquisition-related consideration and pre-acquisition employee equity	19.2	0.1
iii.	Capital transaction costs	—	0.1
iv.	Seed/Co-investment (gains) losses and financings(1)	(5.8)	—
v.	Tax benefit of goodwill and acquired intangibles deductions	2.2	0.6
vi.	Discontinued operations and restructuring	0.1	(0.2)
vii.	ENI tax normalization	0.1	1.4
Tax effect of above adjustments, as applicable(2)		(10.2)	0.5
Economic net income		$38.9	$32.0
(1) See Table 21 for the components of seed capital and co-investment gains and losses, and financing costs.
(2) Reflects the sum of lines i., ii., iii. and iv. multiplied by the 40.2% U.S. statutory tax rate (including state tax).
See Table 18 for a per-share presentation of the above reconciliation.
Please see the definition of Economic Net Income within “Definitions and Additional Notes”

The following table identifies the components of ENI revenue:

Table 8: Components of ENI Revenue

($ in millions)	Three Months Ended March 31,
			Increase (Decrease)
	2017	2016	$	%
Management fees	$195.7	$149.6	$46.1	30.8%
Performance fees	0.2	—	0.2	n/m
Other income, including equity-accounted Affiliates	2.9	3.3	(0.4)	(12.1)%
ENI revenue	$198.8	$152.9	$45.9	30.0%
See Table 19 for a reconciliation from U.S. GAAP revenue to ENI revenue.
Please see “Definitions and Additional Notes”

The following table identifies the components of ENI operating expense:

Table 9: Components of ENI Operating Expense

($ in millions)	Three Months Ended March 31,
			Increase (Decrease)
	2017	2016	$	%
Fixed compensation & benefits	$42.8	$35.4	$7.4	20.9%
General and administrative expenses	30.0	26.5	3.5	13.2%
Depreciation and amortization	2.5	2.1	0.4	19.0%
ENI operating expense	$75.3	$64.0	$11.3	17.7%
See Table 20 for a reconciliation from U.S. GAAP operating expense to ENI operating expense.
Please see “Definitions and Additional Notes”

The following table shows our key non-GAAP operating metrics for the three months ended March 31, 2017 and 2016. We present these metrics because they are the measures our management uses to evaluate the profitability of our business and are useful to investors because they represent the key drivers and measures of economic performance within our business model. Please see “Definitions and Additional Notes” for an explanation of each ratio and its usefulness in measuring the economics and operating performance of our business.

Table 10: Key ENI operating metrics

($ in millions)	Three Months Ended March 31,
	2017	2016	Increase (Decrease)
Numerator: ENI operating earnings*	$72.3	$51.5	40.4%
Denominator: ENI revenue	$198.8	$152.9	30.0%
ENI operating margin	36.4%	33.7%	269 bps

Numerator: ENI operating expense	$75.3	$64.0	17.7%
Denominator: ENI management fee revenue	$195.7	$149.6	30.8%
ENI operating expense ratio	38.5%	42.8%	(430) bps

Numerator: ENI variable compensation	$51.2	$37.4	36.9%
Denominator: ENI earnings before variable compensation**	$123.5	$88.9	38.9%
ENI variable compensation ratio	41.5%	42.1%	(61) bps

Numerator: Affiliate key employee distributions	$14.9	$8.3	79.5%
Denominator: ENI operating earnings*	$72.3	$51.5	40.4%
ENI Affiliate key employee distributions ratio	20.6%	16.1%	449 bps

Numerator: Tax on economic net income	$13.5	$10.9	23.9%
Denominator: Pre-tax economic net income	$52.4	$42.9	22.1%
Economic net income effective tax rate	25.8%	25.4%	36 bps
* ENI operating earnings represents ENI earnings before Affiliate key employee distributions and is calculated as ENI revenue, less ENI operating expense, less ENI variable compensation.
** ENI earnings before variable compensation is calculated as ENI revenue, less ENI operating expense.
Please see “Definitions and Additional Notes”
Please refer to the Company’s Quarterly Report on Form 10-Q for comparable U.S. GAAP metrics.

Dividend Declaration

The Company’s Board of Directors approved a quarterly interim dividend of $0.09 per share payable on June 30, 2017 to shareholders of record as of the close of business on June 16, 2017. This dividend represents a $0.01 per share, or 12.5%, increase over prior periods and is consistent with the Company’s target dividend payout of approximately 25% of economic net income.

About OMAM

OMAM is a global, multi-boutique asset management company with $249.7 billion of assets under management as of March 31, 2017. Its diverse Affiliates offer leading, alpha generating investment products to investors around the world. OMAM’s partnership approach, which includes equity ownership at the Affiliate level and a profit sharing relationship between OMAM and its Affiliates, aligns the interests of the Company and its Affiliates to work collaboratively in accelerating their growth. OMAM’s business model combines the investment talent, entrepreneurialism, focus and creativity of leading asset management boutiques with the resources and capabilities of a larger firm. For more information about OMAM, please visit the Company’s website at www.omam.com.

 Forward Looking Statements

This press release includes forward-looking statements, as that term is used in the Private Securities Litigation Reform Act of 1995, including information relating to anticipated growth in revenues, margins or earnings, anticipated changes in the Company’s business, anticipated future performance of the Company’s business, the impact of the Landmark acquisition, anticipated future investment performance of the Company’s Affiliates, expected future net cash flows, anticipated expense levels, changes in expense, the expected effects of acquisitions and expectations regarding market conditions.  The words or phrases ‘‘will likely result,’’ ‘‘are expected to,’’ ‘‘will continue,’’ ‘‘is anticipated,’’ ‘‘can be,’’ ‘‘may be,’’ ‘‘aim to,’’ ‘‘may affect,’’ ‘‘may depend,’’ ‘‘intends,’’ ‘‘expects,’’ ‘‘believes,’’ ‘‘estimate,’’ ‘‘project,’’ and other similar expressions are intended to identify such forward-looking statements. Such statements are subject to various known and unknown risks and uncertainties and readers should be cautioned that any forward-looking information provided by or on behalf of the Company is not a guarantee of future performance.

Actual results may differ materially from those in forward-looking information as a result of various factors, some of which are beyond the Company’s control, including but not limited to those discussed above and elsewhere in this press release and in the Company’s most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 22, 2017. Due to such risks and uncertainties and other factors, the Company cautions each person receiving such forward-looking information not to place undue reliance on such statements. Further, such forward-looking statements speak only as of the date of this press release and the Company undertakes no obligations to update any forward looking statement to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Conference Call Dial-in

The Company will hold a conference call and simultaneous webcast to discuss the results at 10:00 a.m. Eastern Time on May 4, 2017. The Company has also released an earnings presentation that will be discussed during the conference call. Please go to http://ir.omam.com to download the presentation. To listen to the call or view the webcast, participants should:

Dial-in:
Toll Free Dial-in Number:            (877) 201-0168
International Dial-in Number:        (647) 788-4901
Conference ID:                84182431
Link to Webcast:
http://event.on24.com/r.htm?e=1383386&s=1&k=28559B201C8A7773FCC280D63518E706

Dial-in Replay:
A replay of the call will be available beginning approximately one hour after its conclusion either on OMAM’s website, at http://ir.omam.com or at:
Toll Free Dial-in Number:            (855) 859-2056
International Dial-in Number:        (404) 537-3406
Conference ID:                84182431

Financial Tables

Table 11: Assets Under Management Rollforward by Asset Class

($ in billions, unless otherwise noted)	Three Months Ended
	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
U.S. equity
Beginning balance	$82.0	$78.5	$78.6	$78.6	$76.9
Gross inflows	1.7	2.5	1.3	1.0	3.1
Gross outflows	(4.6)	(4.2)	(4.2)	(3.5)	(2.4)
Net flows	(2.9)	(1.7)	(2.9)	(2.5)	0.7
Market appreciation	3.0	5.2	2.8	2.5	0.5
Other	—	—	—	—	0.5
Ending balance	$82.1	$82.0	$78.5	$78.6	$78.6
Average AUM	$82.5	$79.4	$79.2	$79.1	$75.7

Global / non-U.S. equity
Beginning balance	$96.4	$95.5	$89.0	$88.3	$84.8
Gross inflows	4.5	3.9	3.8	2.2	4.2
Gross outflows	(4.1)	(2.7)	(3.0)	(1.5)	(2.4)
Net flows	0.4	1.2	0.8	0.7	1.8
Market appreciation (depreciation)	8.4	(0.3)	5.7	—	1.3
Other	—	—	—	—	0.4
Ending balance	$105.2	$96.4	$95.5	$89.0	$88.3
Average AUM	$101.1	$95.1	$93.1	$88.9	$83.5

Fixed income
Beginning balance	$13.9	$14.4	$14.3	$14.1	$13.8
Gross inflows	0.6	0.3	0.4	0.3	0.2
Gross outflows	(1.5)	(0.3)	(0.6)	(0.6)	(0.6)
Net flows	(0.9)	—	(0.2)	(0.3)	(0.4)
Market appreciation (depreciation)	0.2	(0.5)	0.3	0.5	0.7
Ending balance	$13.2	$13.9	$14.4	$14.3	$14.1
Average AUM	$13.5	$14.0	$14.3	$14.2	$13.9

Alternatives
Beginning balance	$48.1	$45.8	$36.9	$37.0	$36.9
Gross inflows	1.4	3.2	1.0	0.6	1.9
Gross outflows	(0.4)	(0.6)	(0.3)	(0.4)	(0.3)
Hard asset disposals	(0.1)	(0.6)	(1.0)	(1.0)	(1.3)
Net flows	0.9	2.0	(0.3)	(0.8)	0.3
Market appreciation	0.2	0.3	0.4	0.7	0.6
Acquisition of Affiliates	—	—	8.8	—	—
Other	—	—	—	—	(0.8)
Ending balance	$49.2	$48.1	$45.8	$36.9	$37.0
Average AUM	$48.6	$46.7	$41.5	$37.0	$37.4

Total
Beginning balance	$240.4	$234.2	$218.8	$218.0	$212.4
Gross inflows	8.2	9.9	6.5	4.1	9.4
Gross outflows	(10.6)	(7.8)	(8.1)	(6.0)	(5.7)
Hard asset disposals	(0.1)	(0.6)	(1.0)	(1.0)	(1.3)
Net flows	(2.5)	1.5	(2.6)	(2.9)	2.4
Market appreciation	11.8	4.7	9.2	3.7	3.1
Acquisition of Affiliates	—	—	8.8	—	—
Other	—	—	—	—	0.1
Ending balance	$249.7	$240.4	$234.2	$218.8	$218.0
Average AUM	$245.7	$235.2	$228.1	$219.2	$210.5

Basis points: inflows	42.6	44.3	41.5	46.4	37.7
Basis points: outflows	31.9	34.8	37.9	32.1	40.0
Annualized revenue impact of net flows (in millions)	$0.8	$14.6	$(7.5)	$(3.4)	$7.3
Derived average weighted NCCF	0.2	4.0	(2.1)	(1.0)	2.1
Please see “Definitions and Additional Notes”

Table 12: Management Fee Revenue and Average Fee Rates on Assets Under Management

($ in millions, except AUM data in billions)	Three Months Ended
	March 31, 2017		December 31, 2016		September 30, 2016		June 30, 2016		March 31, 2016
	Revenue	Basis Pts	Revenue	Basis Pts	Revenue	Basis Pts	Revenue	Basis Pts	Revenue	Basis Pts
U.S. equity	$52.4	26	$50.7	25	$50.1	25	$50.0	25	$47.4	25
Global/non-U.S. equity	103.7	42	97.1	41	96.6	42	92.8	42	87.6	42
Fixed income	7.1	21	7.2	20	7.5	21	7.2	20	7.2	21
Alternatives	65.0	54	58.4	50	50.8	49	40.5	44	39.3	42
Weighted average fee rate on average AUM	$228.2	37.7	$213.4	36.1	$205.0	35.7	$190.5	35.0	$181.5	34.7
Less: Revenue from equity-accounted Affiliates	(32.5)		(32.0)		(33.2)		(33.4)		(31.9)
Management fee revenue	$195.7	37.4	$181.4	35.6	$171.8	34.9	$157.1	33.8	$149.6	33.7
Average AUM	$245.7		$235.2		$228.1		$219.2		$210.5
Average AUM excluding equity-accounted Affiliates	212.4		202.8		195.8		186.8		178.8
Please see “Definitions and Additional Notes”

Table 13: Assets Under Management by Strategy

($ in billions)	March 31, 2017	December 31, 2016	March 31, 2016
U.S. equity, small/smid cap	$7.9	$7.9	$7.0
U.S. equity, mid cap value	12.5	11.3	10.1
U.S. equity, large cap value	58.3	59.2	58.4
U.S. equity, core/blend	3.4	3.6	3.1
Total U.S. equity	82.1	82.0	78.6
Global equity	34.2	32.3	30.2
International equity	46.6	42.5	38.0
Emerging markets equity	24.4	21.6	20.1
Total global/non-U.S. equity	105.2	96.4	88.3
Fixed income	13.2	13.9	14.1
Alternatives	49.2	48.1	37.0
Total assets under management	$249.7	$240.4	$218.0
Please see “Definitions and Additional Notes”

Table 14: Assets Under Management by Affiliate

($ in billions)	March 31, 2017	December 31, 2016	March 31, 2016
Acadian Asset Management	$82.1	$75.0	$69.6
Barrow, Hanley, Mewhinney & Strauss	91.2	92.3	90.3
Campbell Global	5.2	5.2	4.9
Copper Rock Capital Partners	5.5	5.1	4.9
Heitman*	31.4	31.2	30.6
Investment Counselors of Maryland*	2.0	2.0	1.8
Landmark Partners	10.4	9.7	n/a
Thompson, Siegel & Walmsley	21.9	19.9	15.9
Total assets under management	$249.7	$240.4	$218.0
*Equity-accounted Affiliates
n/a - not an Affiliate of our Company as of the date indicated
Please see “Definitions and Additional Notes”

Table 15: Assets Under Management by Client Type

($ in billions)	March 31, 2017		December 31, 2016		March 31, 2016
	AUM	% of total	AUM	% of total	AUM	% of total
Sub-advisory	$78.8	31.6%	$75.9	31.6%	$71.6	32.8%
Corporate / Union	48.3	19.3%	48.2	20.0%	43.7	20.0%
Public / Government	82.5	33.0%	78.8	32.8%	69.7	32.0%
Endowment / Foundation	4.7	1.9%	4.8	2.0%	4.5	2.1%
Old Mutual Group	3.7	1.5%	3.5	1.5%	3.6	1.7%
Commingled Trust/UCITS	21.1	8.5%	18.8	7.8%	14.9	6.8%
Mutual Fund	1.8	0.7%	1.8	0.7%	2.3	1.1%
Other	8.8	3.5%	8.6	3.6%	7.7	3.5%
Total assets under management	$249.7		$240.4		$218.0
Please see “Definitions and Additional Notes”

Table 16: AUM by Client Location

($ in billions)	March 31, 2017		December 31, 2016		March 31, 2016
	AUM	% of total	AUM	% of total	AUM	% of total
U.S.	$198.4	79.5%	$191.6	79.7%	$175.1	80.3%
Europe	17.9	7.2%	16.8	7.0%	14.1	6.5%
Asia	13.0	5.2%	12.5	5.2%	12.1	5.6%
Middle East	0.1	—%	0.1	—%	0.3	0.1%
Australia	8.5	3.4%	7.8	3.3%	6.6	3.0%
Other	11.8	4.7%	11.6	4.8%	9.8	4.5%
Total assets under management	$249.7		$240.4		$218.0
Please see “Definitions and Additional Notes”

Table 17: AUM NCCF, Annualized Revenue Impact of NCCF, Fee Rates and Derived Average Weighted NCCF

		AUM NCCF ($ billions)	Annualized Revenue Impact of NCCF ($ millions)	Weighted Average Fee Rate on Total Average AUM (bps)	Derived Average Weighted NCCF ($ billions)
2014	Q1	$(1.0)	$(3.0)	33.7	$(0.9)
	Q2	3.6	18.4	33.5	5.5
	Q3	3.1	19.1	33.1	5.8
	Q4	3.8	20.0	32.9	6.1
2015	Q1	(0.2)	11.3	34.0	3.3
	Q2	0.8	13.5	34.3	3.9
	Q3	(2.5)	0.7	34.5	0.2
	Q4	(3.2)	(6.6)	34.7	(1.9)
2016	Q1	2.4	7.3	34.7	2.1
	Q2	(2.9)	(3.4)	35.0	(1.0)
	Q3	(2.6)	(7.5)	35.7	(2.1)
	Q4	1.5	14.6	36.1	4.0
2017	Q1	(2.5)	0.8	37.7	0.2
Please see “Definitions and Additional Notes”

Table 18: Reconciliation of Per-share U.S. GAAP Net Income to Economic Net Income

($ in millions)		Three Months Ended March 31,
		2017	2016
U.S. GAAP net income per share		$0.19	$0.26
Adjustments to reflect the economic earnings of the Company:
i.	Non-cash key employee-owned equity and profit interest revaluations	0.10	(0.01)
ii.	Amortization of acquired intangible assets, acquisition-related consideration and pre-acquisition employee equity	0.17	—
iii.	Capital transaction costs	—	—
iv.	Seed/Co-investment (gains) losses and financing	(0.05)	—
v.	Tax benefit of goodwill and acquired intangibles deductions	0.02	—
vi.	Discontinued operations and restructuring	—	—
vii.	ENI tax normalization	—	0.02
Tax effect of above adjustments, as applicable		(0.09)	—
Economic net income per share		$0.34	$0.27
Please see “Definitions and Additional Notes”

Table 19: Reconciliation of U.S. GAAP Revenue to ENI Revenue

($ in millions)	Three Months Ended March 31,
	2017	2016
U.S. GAAP revenue	$196.2	$149.6
Include investment return on equity-accounted Affiliates	2.4	3.3
Exclude revenue from consolidated Funds attributable to non-controlling interests	(0.2)	—
Other	0.4	—
ENI revenue	$198.8	$152.9
Please see “Definitions and Additional Notes”

Table 20: Reconciliation of U.S. GAAP Operating Expense to ENI Operating Expense

($ in millions)	Three Months Ended March 31,
	2017	2016
U.S. GAAP operating expense	$172.7	$108.6
Less: items excluded from ENI
Acquisition-related consideration and pre-acquisition employee equity(1)	(17.6)	—
Non-cash Affiliate key employee equity revaluations	(11.9)	1.3
Amortization of acquired intangible assets	(1.6)	(0.1)
Capital transaction costs	—	(0.1)
Funds’ operating expense	(0.2)	—
Less: items segregated out of U.S. GAAP operating expense
Variable compensation	(51.2)	(37.4)
Affiliate key employee distributions	(14.9)	(8.3)
ENI operating expense	$75.3	$64.0
(1) Reflects amortization of contingent purchase price and equity owned by employees, both with a service requirement, associated with the Landmark acquisition.
Please see “Definitions and Additional Notes”

Table 21: Components of Seed/Co-investment (Gains) Losses and Financing

($ in millions)	Three Months Ended March 31,
	2017	2016
Seed/Co-investment gains (losses)	$6.7	$0.2
Financing costs:
Seed/Co-investment average balance	61.1	57.8
Blended interest rate*	6.2%	1.5%
Financing costs	(0.9)	(0.2)
Net seed/co-investment gains (losses) and financing	$5.8	$—
* Prior to the July 2016 bond issuances, the blended interest rate was based on the Company’s interest rate on its revolving credit facility. Subsequent to the 2016 bond issuance, and going forward, the blended rate is based on the weighted average rate of the long-term debt, unless there is alternative funding directly allocated to the seed capital.

Please see “Definitions and Additional Notes”

Table 22: Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Economic Net Income

($ in millions)	Three Months Ended March 31,
	2017	2016
Net income attributable to controlling interests	$21.4	$30.8
Net interest expense	5.8	0.5
Income tax expense (including tax expenses related to discontinued operations)	5.6	13.5
Depreciation and amortization (including intangible assets)	4.2	2.1
EBITDA	$37.0	$46.9
Non-cash compensation costs associated with revaluation of Affiliate key employee-owned equity and profit-sharing interests	11.9	(1.3)
Amortization of acquisition-related consideration and pre-acquisition employee equity	17.6	—
EBITDA of discontinued operations	0.1	(0.3)
(Gain) loss on seed and co-investments	(6.7)	(0.2)
Capital transaction costs	—	0.1
Other	—	0.1
Adjusted EBITDA	$59.9	$45.3
Net interest expense to third parties	(5.0)	(0.3)
Depreciation and amortization	(2.5)	(2.1)
Tax on economic net income	(13.5)	(10.9)
Economic net income	$38.9	$32.0
Please see “Definitions and Additional Notes”

Table 23: Calculation of ENI Effective Tax Rate

($ in millions)	Three Months Ended March 31,
	2017	2016
Pre-tax economic net income(1)	$52.4	$42.9
Intercompany interest expense deductible for U.S. tax purposes	(19.3)	(17.7)
Taxable economic net income	33.1	25.2
Taxes at the U.S. federal and state statutory rates(2)	(13.3)	(10.1)
Other reconciling tax adjustments	(0.2)	(0.8)
Tax on economic net income	(13.5)	(10.9)
Add back intercompany interest expense previously excluded	19.3	17.7
Economic net income	$38.9	$32.0
Economic net income effective tax rate(3)	25.8%	25.4%
(1) Pre-tax economic net income is shown before intercompany interest and tax expenses.
(2) Taxed at U.S. Federal and State statutory rate of 40.2%
(3) The economic net income effective tax rate is calculated by dividing the tax on economic net income by pre-tax economic net income.
Please see “Definitions and Additional Notes”

Definitions and Additional Notes

References to “OMAM” or the “Company” refer to OM Asset Management plc; references to the “Parent” or “Old Mutual” refer to Old Mutual plc; references to the “Center” refer to the holding company excluding the Affiliates; references to "Landmark" refer to Landmark Partners, LLC, acquired by the Company in August 2016. OMAM operates its business through eight boutique asset management firms (the “Affiliates”). OMAM’s distribution activities are conducted in various jurisdictions through affiliated companies in accordance with local regulatory requirements.

Economic net income

The Company uses a non-GAAP performance measure referred to as economic net income (“ENI”) to represent its view of the underlying economic earnings of the business. ENI is used to make resource allocation decisions, determine appropriate levels of investment or dividend payout, manage balance sheet leverage, determine Affiliate variable compensation and equity distributions, and incentivize management. The Company’s ENI adjustments to U.S. GAAP include both reclassifications of U.S. GAAP revenue and expense items, as well as adjustments to U.S. GAAP results, primarily to exclude non-cash, non-economic expenses, or to reflect cash benefits not recognized under U.S. GAAP.

The Company re-categorizes certain line items on the income statement to:

•	exclude the effect of Fund consolidation by removing the portion of Fund revenues, expenses and investment return which is not attributable to its shareholders;

•	include within management fee revenue any fees paid to Affiliates by consolidated Funds, which are viewed as investment income under U.S. GAAP;

•	include the Company’s share of earnings from equity-accounted Affiliates within other income, rather than investment income;

•	treat sales-based compensation as a general and administrative expense, rather than part of fixed compensation and benefits;

•	identify separately from operating expenses, variable compensation and Affiliate key employee distributions, which represent Affiliate earnings shared with Affiliate key employees.

The Company also makes the following adjustments to U.S. GAAP results to more closely reflect its economic results by:

i.
excluding non-cash expenses representing changes in the value of Affiliate equity and profit interests held by Affiliate key employees. These ownerships interests may in certain circumstances be repurchased by OMAM at a value based on a pre-determined fixed multiple of trailing earnings and as such this value is carried on the Company’s balance sheet as a liability. Non-cash movements in the value of this liability are treated as compensation expense under U.S. GAAP. However, any equity or profit interests repurchased by OMAM can be used to fund a portion of future variable compensation awards, resulting in savings in cash variable compensation that offset the negative cash effect of repurchasing the equity.

ii.
excluding non-cash amortization or impairment expenses related to acquired goodwill and other intangibles as these are non-cash charges that do not result in an outflow of tangible economic benefits from the business. It also excludes the amortization of acquisition-related contingent consideration, as well as the value of employee equity owned pre-acquisition, as occurred as a result of the Landmark transaction, where such items have been included in compensation expense as a result of ongoing service requirements for certain employees.

iii.
excluding capital transaction costs, including the costs of raising debt or equity, gains or losses realized as a result of redeeming debt or equity and direct incremental costs associated with acquisitions of businesses or assets.

iv.
excluding seed capital and co-investment gains, losses and related financing costs. The net returns on these investments are considered and presented separately from ENI because ENI is primarily a measure of the Company’s earnings from managing client assets, which therefore differs from earnings generated by its investments in Affiliate products, which can be variable from period to period.

v.	including cash tax benefits associated with deductions allowed for acquired intangibles and goodwill that may not be recognized or have timing differences compared to U.S. GAAP.

vi.
excluding the results of discontinued operations attributable to controlling interests since they are not part of the Company’s ongoing business, and restructuring costs incurred in continuing operations which represent an exit from a distinct product or line of business.

vii.
excluding deferred tax resulting from changes in tax law and expiration of statutes, adjustments for uncertain tax positions, deferred tax attributable to intangible assets and other unusual items not related to current operating results to reflect ENI tax normalization.

The Company adjusts its income tax expense to reflect any tax impact of its ENI adjustments.  Please see Table 7 for a reconciliation of U.S. GAAP net income attributable to controlling interests to economic net income.

Adjusted EBITDA

Adjusted EBITDA is defined as economic net income before interest, income taxes, depreciation and amortization. The Company notes that its calculation of Adjusted EBITDA may not be consistent with Adjusted EBITDA as calculated by other companies. The Company believes Adjusted EBITDA is a useful liquidity metric because it indicates the Company’s ability to make further investments in its business, service debt and meet working capital requirements. Please see Table 22 for a reconciliation of U.S. GAAP net income attributable to controlling interests to EBITDA, Adjusted EBITDA and ENI.

Methodologies for calculating investment performance(1):

Revenue-weighted investment performance measures the percentage of management fee revenue generated by Affiliate strategies which are beating benchmarks. It calculates each strategy’s percentage weight by taking its estimated composite revenue over total composite revenues in each period, then sums the total percentage of revenue for strategies outperforming.

Equal-weighted investment performance measures the percentage of Affiliates’ scale strategies (defined as strategies with greater than $100 million of AUM) beating benchmarks. Each outperforming strategy over $100 million has the same weight; the calculation sums the number of strategies outperforming relative to the total number of composites over $100 million.

Asset-weighted investment performance measures the percentage of AUM in strategies beating benchmarks.  It calculates each strategy’s percentage weight by taking its composite AUM over total composite AUM in each period, then sums the total percentage of AUM for strategies outperforming.
______________________
(1) Barrow Hanley’s Windsor II Large Cap Value account AUM and return are separated from Barrow Hanley’s Large Cap Value composite in revenue-weighted, equal-weighted and asset-weighted outperformance percentage calculations.

ENI operating earnings

ENI operating earnings represents ENI earnings before Affiliate key employee distributions and is calculated as ENI revenue, less ENI operating expense, less ENI variable compensation. It differs from economic net income because it does not include the effects of Affiliate key employee distributions, net interest expense or income tax expense.

ENI operating margin

The ENI operating margin, which is calculated before Affiliate key employee distributions, is used by management and is useful to investors to evaluate the overall operating margin of the business without regard to our various ownership levels at each of the Affiliates. ENI operating margin is a non-GAAP efficiency measure, calculated based on ENI operating earnings divided by ENI revenue. The ENI operating margin is most comparable to our U.S. GAAP operating margin.

ENI management fee revenue

ENI Management fee revenue corresponds to U.S. GAAP management fee revenue.

ENI operating expense ratio

The ENI operating expense ratio is used by management and is useful to investors to evaluate the level of operating expense as measured against our recurring management fee revenue. We have provided this ratio since many operating expenses, including fixed compensation & benefits and general and administrative expense, are generally linked to the overall size of the business. We track this ratio as a key measure of scale economies at OMAM because in our profit sharing economic model, scale benefits both the Affiliate employees and OMAM shareholders.

ENI earnings before variable compensation

ENI earnings before variable compensation is calculated as ENI revenue, less ENI operating expense.

ENI variable compensation ratio

The ENI variable compensation ratio is calculated as variable compensation divided by ENI earnings before variable compensation. It is used by management and is useful to investors to evaluate consolidated variable compensation as measured against our ENI earnings before variable compensation. Variable compensation is usually awarded based on a contractual percentage of each Affiliate’s ENI earnings before variable compensation and may be paid in the form of cash or non-cash Affiliate equity or profit interests. Center variable compensation includes cash and OMAM equity. Non-cash variable compensation awards typically vest over several years and are recognized as compensation expense over that service period. The variable compensation ratio at each Affiliate will typically be between 25% and 35%.

ENI Affiliate key employee distribution ratio

The Affiliate key employee distribution ratio is calculated as Affiliate key employee distributions divided by ENI operating earnings. The ENI Affiliate key employee distribution ratio is used by management and is useful to investors to evaluate Affiliate key employee distributions as measured against our ENI operating earnings. Affiliate key employee distributions represent the share of Affiliate profits after variable compensation that is attributable to Affiliate key employee equity and profit interests holders, according to their ownership interests. At certain Affiliates, OMUS is entitled to an initial preference over profits after variable compensation, structured such that before a preference threshold is reached, there would be no required key employee distributions, whereas for profits above the threshold the key employee distribution amount would be calculated based on the key employee ownership percentages, which range from approximately 15% to 40% at our consolidated Affiliates.

U.S. GAAP operating margin

U.S. GAAP operating margin equals operating income from continuing operations divided by total revenue.

Consolidated Funds

Financial information presented in accordance with U.S. GAAP may include the results of consolidated pooled investment vehicles, or Funds, managed by our Affiliates, where it has been determined that these entities are controlled by the Company. Financial results which are “attributable to controlling interests” exclude the impact of Funds to the extent it is not attributable to our shareholders.

Annualized revenue impact of net flows (“NCCF”)

Annualized revenue impact of net flows represents the difference between annualized management fees expected to be earned on new accounts and net assets contributed to existing accounts, less the annualized management fees lost on terminated accounts or net assets withdrawn from existing accounts, including equity-accounted Affiliates. Annualized revenue is calculated by multiplying the annual gross fee rate for the relevant account by the net assets gained in the account in the event of a positive flow or the net assets lost in the account in the event of an outflow and is designed to provide investors with a better indication of the potential financial impact of net client cash flows.

Hard asset disposals

Net flows in Table 1, Table 2 and Table 11 include hard asset disposals made by OMAM’s Affiliates.  This category is made up of investment-driven asset dispositions made by Heitman, a real estate manager, or Campbell, a timber manager.

Derived average weighted NCCF

Derived average weighted NCCF reflects the implied NCCF if annualized revenue impact of net flows represents asset flows at the weighted fee rate for OMAM overall (i.e. 37.7 bps in Q1'17). For example, NCCF annualized revenue impact of $0.8 million divided by the average weighted fee rate of OMAM’s overall AUM of 37.7 bps equals the derived average weighted NCCF of $0.2 billion.

n/m

“Not meaningful.”